Exhibit (d)(14)(iii)

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated as of June 13, 2005 (“Amendment No. 1”), to the Amended and Restated Investment Advisory Agreement dated as of July 31, 2003, between AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York stock life insurance company (“AXA Equitable” or “Manager”) and Calvert Asset Management Company, Inc., a Delaware corporation (“Adviser”).

AXA Equitable and the Adviser agree to modify the Amended and Restated Investment Advisory Agreement, dated as of July 31, 2003 (“Agreement”), as follows:

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser and Bridgeway Capital Management, Inc. (“Bridgeway”) to render investment advisory and other services to the portfolio known as the EQ/Calvert Socially Responsible Portfolio (“Portfolio”) in the manner and on the terms set froth in the Agreement;

NOW THEREFORE, the Manager and the Adviser agree as follows:

1. AXA Equitable hereby affirms its appointment of the Adviser as the investment adviser for the Portfolio on the terms and conditions set forth in the Agreement.

2. All references to Brown Capital Management, Inc., the predecessor adviser to the Portfolio, in the Agreement are hereby replaced with Bridgeway.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY			CALVERT ASSET MANAGEMENT COMPANY, INC.

By:	/s/ Steven M. Joenk		By:	/s/ William M. Tartikoff
	Name:	Steven M. Joenk		Name:	William M. Tartikoff
	Title:	Senior Vice President		Title:	Senior Vice President